Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated January 21, 2011

Relating to Preliminary Prospectus dated January 18, 2011

Registration No. 333-166096

NeoPhotonics Corporation has filed a registration statement on Form S-1, including a preliminary prospectus, with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. This free writing prospectus should be read together with the Preliminary Prospectus dated January 18, 2011, included in Amendment No. 5 to the Registration Statement on Form S-1 (File No.  333-166096). The most recent amendment to such Registration Statement can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1227025/000119312511012096/ds1a.htm

The following information is intended to update and supplement the information contained in the Preliminary Prospectus. Unless the context indicates otherwise, as used in this free writing prospectus, the terms “we,” “us” and “our” refer to NeoPhotonics Corporation.

On January 18, 2011, we and Finisar Corporation agreed to toll our respective claims and not to refile the originally asserted claims against each other until at least 90 days after one or more specified events occur resulting in the partial or complete resolution of litigation involving the same Finisar patents between Oplink Communications, Inc. and Finisar. At that time, Finisar will be permitted to bring a new lawsuit against us if they choose to do so.

For more information, please see the third paragraph under the heading “Risk Factors—Risks related to our business— We may be involved in intellectual property disputes in the future, which could divert management’s attention, cause us to incur significant costs and prevent us from selling or using the challenged technology.” on page 19 and the disclosure under the heading “Business—Legal proceedings— Finisar Corporation v. Source Photonics, Inc., et al.” on pages 96 and 97 of the Preliminary Prospectus.

NeoPhotonics Corporation has filed a registration statement, including a preliminary prospectus, with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents NeoPhotonics Corporation has filed with the SEC for more complete information about NeoPhotonics Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, NeoPhotonics Corporation, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus if you request it by contacting BofA Merrill Lynch’s prospectus department at 4 World Financial Center, New York, NY 10080, or by emailing gd.prospectus_requests@baml.com. You may also contact Deutsche Bank Securities’ prospectus department at 100 Plaza One, Jersey City, New Jersey 07311, Attn: Prospectus Department, by calling 800-503-4611 or by emailing a request to prospectusrequest@list.db.com.